Exhibit 99.1

hhgregg Announces Fiscal Second Quarter Operating Results

Second Quarter Highlights

•	Net sales increased 44.8% to $480.9 million

•	Comparable store sales for the fiscal quarter decreased 1.5% primarily driven by a 3.9% decrease in the appliance category partially offset by a 1.6% increase in the video category

•	Net income decreased 20.4% to $3.9 million and net income per diluted share decreased 23.1% to $0.10

•	Company opened 12 new stores in the quarter and remains on track to open a total of 43 new stores in fiscal year 2011

•	Company updates its annual guidance of net income per diluted share to $1.30 to $1.45 from previous guidance of net income per diluted share of $1.35 to $1.45

INDIANAPOLIS, November 9, 2010/Businesswire, hhgregg, Inc. (NYSE: HGG):

	Three Months Ended September 30,		Six Months Ended September 30,
(unaudited, dollar amount in thousands, except per share data )	2010	2009	2010	2009
Net sales	$480,926	$332,178	$916,901	$616,568
Net sales % increase	44.8%	3.7%	48.7%	0.1%
Comparable store sales % (decrease) increase (1)	(1.5)%	(9.4)%	2.2%	(11.9)%
Gross profit as a % of net sales	30.0%	30.8%	30.2%	30.3%
SG&A as a % of net sales	22.1%	22.7%	22.6%	22.8%
Net advertising expense as a % of net sales	5.0%	4.1%	4.8%	4.1%
Depreciation and amortization expense as a % of net sales	1.4%	1.2%	1.4%	1.3%
Income from operations as a % of net sales	1.6%	2.8%	1.5%	2.1%
Net interest expense as a % of net sales	0.3%	0.4%	0.3%	0.4%
Net income	$3,937	$4,947	$6,661	$6,416
Net income per diluted share	$0.10	$0.13	$0.17	$0.18
Number of stores open at the end of the period	169	118

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

hhgregg, Inc. (“hhgregg” or the “Company”) today reported net income of $3.9 million for the three months ended September 30, 2010, or $0.10 of net income per diluted share, compared with net income of $4.9 million, or $0.13 of net income per diluted share for the comparable prior year period. For the six month period ended September 30, 2010, net income was $6.7 million, or $0.17 of net income per diluted share, compared with net income of $6.4 million, or $0.18 of net income per diluted share for the comparable prior year period. The 20.4% decrease in net income for the three month period ended September 30, 2010 was the result of a decrease in gross margin rate, increased advertising as a percentage of net sales, a comparable store sales decrease of 1.5%, and an increase in expenses associated with our launch of the Washington, DC market partially offset by an increase in net sales due to the net addition of 51 stores during the past 12 months. The 3.8% increase in net income for the six month period ended September 30, 2010 was largely a result of an increase in net sales and a comparable store sales increase of 2.2% partially offset by increased advertising spend coupled with a modest decrease in gross profit as a percentage of net sales. However, due to the increased share count associated with the stock offering in July of 2009, net income per diluted share for the six month period ended September 30, 2010 compared to the prior year period decreased by 5.6%.

Dennis May, President and Chief Executive Officer of the Company, commented, “We were very pleased with our continued market share gains in both new and existing markets. Additionally, we have been pleased with our new store productivity which continues to run above 100%. However, we continue to face a challenging macro-economic environment which is negatively impacting our industry and continues to add volatility to our business. We entered the quarter on a strong note, with consumers responding very favorably to promotions and improving trends in the video category. As the quarter progressed, we saw a deceleration in both appliances and video sales. While the second quarter may be a reminder of the sensitive nature of the economic recovery and the consumer’s purchasing capacity, we continue to gain market share and remain excited about the Company’s long-term growth prospects.”

Net sales for the three and six months ended September 30, 2010 increased 44.8% and 48.7%, respectively, to $480.9 million and $916.9 million, respectively, compared to the comparable prior year periods. The increase in net sales for the three and six months ended September 30, 2010 was primarily attributable to the net addition of 51 stores during the past 12 months and a 1.5% decrease and 2.2% increase in comparable store sales for the three and six month periods ended September 30, 2010, respectively.

Net sales mix and comparable store sales percentage changes by product category for the three and six months ended September 30, 2010 and 2009 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended September 30,		Six Months Ended September 30,		Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009	2010	2009	2010	2009
Video	44%	42%	42%	42%	1.6%	(15.9)%	2.0%	(16.4)%
Appliances	39%	42%	41%	42%	(3.9)%	(7.5)%	5.5%	(12.3)%
Other (1)	17%	16%	17%	16%	(3.0)%	5.9%	(5.6)%	3.8%

Total	100%	100%	100%	100%	(1.5)%	(9.4)%	2.2%	(11.9)%

(1)	Primarily consists of audio, furniture and accessories, mattresses, notebook computers and personal electronics.

hhgregg’s 1.5% decrease and 2.2% increase in comparable store sales for the three and six months ended September 30, 2010, respectively, primarily reflect a shift in sales in the appliance category during the respective periods. Comparable store sales in the appliance category decreased 3.9% during the three month period ended September 30, 2010 as a result of a decrease in unit demand slightly offset by a moderate increase in average selling price. The strong demand in the first fiscal quarter associated with the appliance stimulus programs pulled demand in the appliance category into the first fiscal quarter, thus negatively impacting our results in the second fiscal quarter. This resulted in an overall comparable store sales increase in the appliance category of 5.5% for the six month period ended September 30, 2010. For the three and six month periods ended September 30, 2010, the increases in comparable store sales for the video category were due primarily to continued strong unit demand in the category partially offset by a decrease in average selling prices. The comparable store sales decrease in the other category for the three and six month periods ended September 30, 2010 were due primarily to double digit comparable store sales decreases in small electronics and camcorders, partially offset by increases in sales of notebook computers.

Gross profit margin, expressed as gross profit as a percentage of net sales, decreased approximately 79 basis points for the three months ended September 30, 2010 to 30.0% from 30.8%, and decreased approximately 15 basis points for the six months ended September 30, 2010 to 30.2% from 30.3%. The decrease in the gross profit margin percentage for the three month period was primarily due to an overall shift in net sales mix between product categories. Consistent with historical new market launches, the appliance business takes longer to mature than does the rest of the product categories in stores in the Company’s new markets. Due to the lower balance of sales of appliances in new markets, coupled with the fact that appliance margins are higher than the Company average, the Company’s overall margin was negatively impacted by the change in overall net sales mix. In addition, a decline in vendor support and increased selling promotions, used to drive market share gains in the video category, led to decreased margins in the video category. The other category gross profit margin increased slightly in the three and six month periods ended September 30, 2010, and carries a gross margin percentage less than the Company average.

SG&A, as a percentage of net sales, decreased approximately 64 basis points for the three month period ended September 30, 2010 and decreased approximately 22 basis points for the six month period ended September 30, 2010, compared with the respective prior year periods. The improvement for the three month period is primarily due to increased leverage of expenses based on the Company’s overall increase in sales despite a decrease in comparable store sales and $0.7 million of expenses associated with the launch of the Washington, DC market. The six month period was negatively impacted by $4.4 million of investments, including training, relocation and travel expenses incurred in connection with launching new stores in the Mid-Atlantic region.

Net advertising expense, as a percentage of net sales, increased approximately 91 basis points during the three months ended September 30, 2010 and increased approximately 68 basis points during the six months ended September 30, 2010 when compared with the respective comparable prior year periods. The increase in net advertising expense as a percentage of net sales was driven by increased spend associated with the grand opening of 12 and 38 stores during the respective three and six month periods, which accounted for approximately $2.2 million and $5.4 million of the gross advertising expense, for the three and six months. In addition, net advertising expense as a percentage of net sales was negatively impacted by less vendor support as a percentage of net sales for the three and six months ended September 30, 2010 as well as the comparable store sales decrease for the three months ended September 30, 2010.

The Company’s effective income tax rate for the three months ended September 30, 2010 increased to 39.3% compared to 38.3% in the comparable prior year period. The Company’s effective income tax rate for the six months ended September 30, 2010 increased to 39.4% compared to 38.8% in the comparable prior year period. The increase in the Company’s effective income tax rate is primarily the result of changes in the expected annual effective state income tax rate for fiscal 2011.

FY 2012 Growth Plans

Due to our successful new market launches in the Mid-Atlantic market and the continued availability of quality real estate at reasonable rental rates, the Company believes the time to expand aggressively remains intact. As a result, the Company expects to open 35 to 45 stores in fiscal 2012. The majority of these openings are expected to be in the following markets:

•	Miami, Florida

•	Western Pennsylvania, including the Pittsburgh, Pennsylvania market

•	Plus additional markets which we are currently evaluating

Guidance

The Company is updating its annual guidance of net income per diluted share to $1.30 to $1.45 from previous guidance of net income per diluted share of $1.35 to $1.45.

Included in the Company’s guidance, are the following assumptions:

•	Net sales increase of 40% to 45%

•	Comparable store sales growth of negative 1% to positive 2%, previous assumption was flat to positive 2%

•	The opening of 43 new stores, of which 42 have already opened as of the date of this release

•	Capital expenditures of approximately $42 million to $47 million

•	An effective income tax rate of 39.0% to 39.5%

•	Start-up investments of $9.9 million in warehouse, distribution, management training, pre-opening occupancy and relocation costs associated with the accelerated Mid-Atlantic expansion

Jeremy Aguilar, Chief Financial Officer of the Company, commented, “While our visibility into the important holiday and Super Bowl selling seasons remains limited due to the significant volatility in our product categories and challenging macro-economic environment, we remain cautiously optimistic that the top-end of our guidance range is achievable. However, due to the headwinds in our industry, we believe it is appropriate to lower the bottom-end of our range to address the volatile industry trends we have been experiencing in our business.”

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three and six months ended September 30, 2010, on Tuesday, November 9, 2010 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous web cast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances and related services operating under the name hhgregg™. hhgregg currently operates 173 stores in Alabama, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales; competition in existing, adjacent and new metropolitan markets; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sales personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on May 27, 2010. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact: Andy Giesler, Vice President of Finance

                investorrelations@hhgregg.com

                (317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(In thousands, except share and per share data)
Net sales	$480,926	$332,178	$916,901	$616,568
Cost of goods sold	336,594	229,858	640,181	429,571

Gross profit	144,332	102,320	276,720	186,997
Selling, general and administrative expenses	106,201	75,471	207,048	140,613
Net advertising expense	23,897	13,485	43,857	25,288
Depreciation and amortization expense	6,514	4,011	12,393	7,979

Income from operations	7,720	9,353	13,422	13,117
Other expense (income):
Interest expense	1,240	1,337	2,451	2,655
Interest income	(9)	(8)	(15)	(14)

Total other expense	1,231	1,329	2,436	2,641

Income before income taxes	6,489	8,024	10,986	10,476
Income tax expense	2,552	3,077	4,325	4,060

Net income	$3,937	$4,947	$6,661	$6,416

Net income per share
Basic	$0.10	$0.13	$0.17	$0.18
Diluted	$0.10	$0.13	$0.17	$0.18
Weighted average shares outstanding-Basic	39,431,742	36,922,496	39,141,522	34,881,955
Weighted average shares outstanding-Diluted	40,311,113	38,148,471	40,325,925	36,134,669

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(AS A PERCENTAGE OF NET SALES)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	70.0	69.2	69.8	69.7

Gross profit	30.0	30.8	30.2	30.3
Selling, general and administrative expenses	22.1	22.7	22.6	22.8
Net advertising expense	5.0	4.1	4.8	4.1
Depreciation and amortization expense	1.4	1.2	1.4	1.3

Income from operations	1.6	2.8	1.5	2.1
Other expense (income):
Interest expense	0.3	0.4	0.3	0.4
Interest income	—	—	—	—

Total other expense	0.3	0.4	0.3	0.4

Income before income taxes	1.3	2.4	1.2	1.7
Income tax expense	0.5	0.9	0.5	0.7

Net income	0.8%	1.5%	0.7%	1.0%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2010, MARCH 31, 2010 AND September 30, 2009

(UNAUDITED)

	September 30, 2010	March 31, 2010	September 30, 2009
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$59,451	$157,837	$91,774
Accounts receivable—trade, less allowances of $150, $177 and $242, respectively	8,839	7,312	6,342
Accounts receivable—other	26,794	23,411	12,891
Merchandise inventories, net	270,137	201,503	172,938
Prepaid expenses and other current assets	9,542	7,905	2,271
Income tax receivable	17,616	624	4,646
Deferred income taxes	6,976	6,155	5,093

Total current assets	399,355	404,747	295,955

Net property and equipment	152,547	133,013	96,737
Deferred financing costs, net	2,594	3,196	3,853
Deferred income taxes	57,186	64,096	74,976
Other assets	1,011	867	587

Total long-term assets	213,338	201,172	176,153

Total assets	$612,693	$605,919	$472,108

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$120,651	$149,414	$80,829
Current maturities of long-term debt	908	908	908
Customer deposits	23,887	20,330	17,047
Accrued liabilities	50,289	44,846	38,164

Total current liabilities	195,735	215,498	136,948

Long-term liabilities:
Long-term debt, excluding current maturities	86,979	87,433	91,245
Other long-term liabilities	61,781	49,580	26,748

Total long-term liabilities	148,760	137,013	117,993

Total liabilities	344,495	352,511	254,941

Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2010, March 31, 2010 and September 30, 2009, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 39,492,733, 38,517,388 and 38,373,887 shares issued and outstanding as of September 30, 2010, March 31, 2010 and September 30, 2009 respectively	4	4	4
Additional paid-in capital	262,793	254,770	251,253
Accumulated other comprehensive loss	(919)	(982)	(917)
Retained earnings (accumulated deficit)	6,361	(300)	(33,082)

	268,239	253,492	217,258
Note receivable for common stock	(41)	(84)	(91)

Total stockholders’ equity	268,198	253,408	217,167

Total liabilities and stockholders’ equity	$612,693	$605,919	$472,108

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(UNAUDITED)

	Six Months Ended
	September 30, 2010	September 30, 2009
	(In thousands)
Cash flows from operating activities:
Net income	$6,661	$6,416
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	12,393	7,979
Amortization of deferred financing costs	602	382
Stock-based compensation	2,627	1,828
Excess tax benefits from stock-based compensation	(13,338)	(2,358)
Gain on sales of property and equipment	(201)	(55)
Deferred income taxes	6,047	2,029
Tenant allowances received from landlords	9,343	415
Changes in operating assets and liabilities:
Accounts receivable—trade	(1,527)	(1,023)
Accounts receivable—other	(3,383)	(1,281)
Merchandise inventories	(68,634)	(31,328)
Income tax receivable	(3,654)	(2,860)
Prepaid expenses and other assets	(1,781)	187
Accounts payable	(16,678)	11,000
Customer deposits	3,557	1,813
Accrued liabilities	5,443	9,425
Other long-term liabilities	3,092	513

Net cash (used in) provided by operating activities	(59,431)	3,082

Cash flows from investing activities:
Purchases of property and equipment	(39,364)	(20,844)
Net proceeds from sale leaseback transactions	—	4,694
Deposit on future sale leaseback transactions applied	—	(1,802)
Proceeds from sales of property and equipment	74	34

Net cash used in investing activities	(39,290)	(17,918)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	82,913
Transaction costs for stock issuance	—	(4,764)
Proceeds from exercise of stock options	3,180	3,395
Excess tax benefits from stock-based compensation	13,338	2,358
Net settlement of shares - payment of witholding tax	(11,122)	—
Net (decrease) increase in bank overdrafts	(4,650)	3,240
Payments on notes payable	(454)	(455)
Transaction costs for amending ABL Facility	—	(1,611)
Other, net	43	38

Net cash provided by financing activities	335	85,114

Net (decrease) increase in cash and cash equivalents	(98,386)	70,278
Cash and cash equivalents
Beginning of period	157,837	21,496

End of period	$59,451	$91,774

Supplemental disclosure of cash flow information:
Interest paid	$1,815	$2,441
Income taxes paid	$1,571	$2,450
Capital expenditures included in accounts payable	$2,958	$6,090

HHGREGG, INC. AND SUBSIDIARIES

Store Count by Quarter for Fiscal Years 2009, 2010 and 2011

(Unaudited)

	FY2009				FY2010				FY2011
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2

Beginning Store Count	91	97	103	108	110	111	118	127	131	157
Store Openings	6	6	6	2	1	7	10	4	26	12
Store Closures	—	—	(1)	—	—	—	(1)	—	—	—

Ending Store Count	97	103	108	110	111	118	127	131	157	169

Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.